AMENDMENT I TO

EMPLOYMENT AGREEMENT

AMENDMENT I TO EMPLOYMENT AGREEMENT (the “Amendment”) effective as of this 26th day of October, 2012, by and between Forward Industries, Inc. (the “Company”) and James O. McKenna (“Executive”).

WHEREAS, the Company and Executive entered into a certain Employment Agreement, effective August 10, 2010 (the “Agreement”); and

WHEREAS, the Company and Executive wish to amend the terms of the Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, and in consideration of Executive’s continued employment, the parties hereto agree as follows:

1.        Defined Terms.  All capitalized terms contained in this Amendment shall, for the purposes hereof, have the same meaning ascribed to them in the Agreement unless the context hereof clearly provides otherwise or unless otherwise defined herein.

2.        Base Salary Reduction. Effective November 1, 2012, Executive’s Salary shall be reduced to $210,000 per annum.  Executive agrees that such reduction shall not constitute a Good Reason termination pursuant to Section 5(c)(ii) of the Agreement and Executive waives any claims that such reduction constitutes a Good Reason termination.

3.        Housing Allowance.  Section 3(e), Housing Allowance, of the Agreement shall be deleted from the Agreement.  The Housing Allowance shall cease on October 31, 2012.

4.        IRC§409A.  Section 3(h) is hereby deleted and restated as follows:

(a)           “The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) thirty (30) days from the date of the Executive’s death (the “Delay Period”).

(c)          With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d)          For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.”

5.          Relocation.  Executive shall be required to relocate and work out of the Company’s offices in West Palm Beach, Florida. Executive agrees that such relocation shall not constitute a Good Reason termination pursuant to Section 5(c)(iv) of the Agreement and Executive waives any claims that such relocation constitutes a Good Reason termination.

6.          Good Reason.  The location “Santa Monica, California” shall be removed from Section 5(c)(iv) of the Agreement and shall be replaced with “West Palm Beach, Florida”.

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7.         Relocation Bonus.  In recognition of Executive’s reduction in salary and relocation to Florida, the Company shall pay to Executive a lump sum relocation bonus in the amount of $172,456.37, less applicable withholdings and deductions (the “Relocation Bonus”).  The Relocation Bonus shall be fully paid within ten (10) days of the execution of this Amendment.  Should Executive receive a bonus pursuant to Section 3(b) of the Agreement between the date this Amendment is executed and September 2014, the Company may reduce each bonus in an amount up to one half of the Relocation Bonus until the total amount of all such reductions in the aggregate is equal to one half of the Relocation Bonus.  Should Executive voluntarily resign from his employment with the Company without Good Reason prior to September 30, 2013, Executive shall pay $61,000.00 to the Company within ten (10) days of the resignation date.  Any bonus received pursuant to Section 3(b) of the Agreement shall be paid no later than 2 ½ months after the close of the calendar year following the fiscal year with respect to which the bonus was awarded.

8.         Covenants.  Section 8(b) of the Agreement shall be deleted in its entirety.  Section 8(d) of the Agreement shall be deleted and shall be replaced with the following: “solicit or accept business from any Customers (as defined below) of the Company or encourage any such Customer to terminate or reduce its relationship with the Company.  For purposes of this Agreement, the term "Customer(s)" shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit public, privately held (i) whose existence and business is known to the Executive as a result of the Employee’s access to the Company's business information, confidential or proprietary information, customer or vendor lists or customer account information; or (ii) with whom the Company has done business or with whom the Executive has negotiated during the twenty-four (24) month period preceding the termination of his employment or during the most recent twenty-four (24) month period of his employment.”

9.          Conflicting Provisions.  In the event of any conflict or inconsistency between the provisions of this Amendment and those contained in the Agreement, the provisions of this Amendment shall govern and control and be binding upon the parties hereto.

10.       Miscellaneous Provisions.

(a)            This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereof.  This Amendment is intended to comply with the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed in a manner consistent with that intent.  Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Amendment shall be submitted to the exclusive jurisdiction of any state or federal court in the State of New York or in the State of Florida.

(b)            Except as modified by this Amendment, the Agreement and all executory covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed.

(c)            The covenants, agreements, terms and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and, except as may otherwise be provided in the Agreement, as hereby modified and supplemented, their respective legal successors and assigns.

(d)            This Amendment may not be changed orally but only by a writing signed by both parties hereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment on

October 26, 2012.

FORWARD INDUSTRIES, INC.

By:

                                                                                                Robert Garrett, Jr.

                                                                                                Chief Executive Officer

Agreed to and Accepted:

James O. McKenna

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